Exhibit l(2)

December 30, 2022

Cantor Fitzgerald Sustainable Infrastructure Fund

110 E. 59th Street
New York, NY 10022

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) to the Cantor Fitzgerald Sustainable Infrastructure Fund Registration Statement filed on Form N-2 on June 29, 2022. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■ Dallas, TX ■ Tel 214.665.3685